As filed with the Securities and Exchange Commission on February 11, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IVAX CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0507804

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Steven D. Rubin, Esq.
Senior Vice President,
General Counsel and Secretary
IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
(305) 575-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Alison W. Miller, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Class of Securities to	Amount to		Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
Be Registered	Be Registered		Price per Unit(1)	Offering Price(1)	Registration Fee

1.875% Convertible Senior Notes due 2024	$333,000,000		100%	$333,000,000	$39,194.10

Common Stock, par value $0.10 per share	16,027,323	(2)	—	—	—	(3)

Common Stock Purchase Rights(4)	16,027,323	(2)	—	—	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. This fee is calculated on the basis of the offering price of the notes only.

(2)	Represents the number of shares of common stock, and associated common stock purchase rights, issuable upon conversion of the 1.875% convertible senior notes due 2024 registered hereby. Upon conversion, holders of the notes will be entitled to receive, per $1,000 principal amount of the notes, cash and, if applicable, shares of common stock. The initial conversion rate is 48.1301 shares of common stock, par value $0.10 per share, per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares shall include an indeterminate number of shares of common stock and associated common stock purchase rights as may be issuable from time to time as a result of the antidilution provisions thereof.

(3)	The shares of common stock issuable upon conversion of the notes and the associated common stock purchase rights will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

(4)	The common stock purchase rights are attached to, and trade and transfer with, the common stock. The common stock purchase rights are only exercisable upon the occurrence of certain prescribed events, none of which has occurred.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION DATED FEBRUARY 11, 2005

$333,000,000 1.875% Convertible Senior Notes due 2024
and
16,027,323 shares of Common Stock Issuable Upon
Conversion of the Notes

In December 2004, we issued $333,000,000 aggregate principal amount of our 1.875% convertible senior notes due 2024. This prospectus will be used by selling security holders to resell, from time to time, the notes and the shares of our common stock issuable upon conversion of the notes, together with the common stock purchase rights associated with our common stock. We will not receive any proceeds from the sale of the securities in this offering.
The notes are convertible into cash and, if applicable, shares of our common stock, par value $0.10 per share, prior to the stated maturity under the following circumstances:

•	during any fiscal quarter (beginning with the quarter ending on March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•	during any five consecutive trading day period immediately following any five consecutive trading day period in which the average market price for the notes during that five consecutive trading day period was less than 95% of the average conversion value for the notes during that period;

•	if we have called the notes for redemption; or

•	upon the occurrence of specified corporate transactions.
We will pay interest on the notes semi-annually on June 15 and December 15 of each year, with the first payment to be made on June 15, 2005, at the rate of 1.875% per annum. The notes will mature on December 15, 2024.
The notes will be convertible into cash, and if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 48.1301 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $20.78 per share), subject to adjustment under certain circumstances.
Upon conversion, holders of notes will receive cash and, if applicable, shares of common stock. The aggregate value, which we call the conversion value, of the cash and, if applicable, shares of our common stock per $1,000 principal amount of notes will be equal to the product of:

•	the conversion rate then in effect; and

•	the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion.
Except as described in the indenture governing the notes, we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

•	a cash amount, which we call the principal return, equal to the lesser of (1) the aggregate conversion value of the notes to be converted and (2) the aggregate principal amount of the notes to be converted;

•	if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares, which we call the net shares, determined as set forth in the indenture governing the notes, equal to the aggregate conversion value less the principal return; and

•	a cash amount in lieu of any fractional shares of our common stock.
The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness, and junior to all of our existing and future secured indebtedness to the extent of the security therefor.
The notes trade on the Private Offerings, Resales and Trading through Automated Linkages, or “PORTAL,” Market. Our common stock is traded on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX” and on the London Stock Exchange under the Symbol “IVX.L.” On February 10, 2005, the last reported sale price of our common stock on the American Stock Exchange was $16.02 per share.
Investing in these securities involves significant risks. See “Risk Factors” beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

Unless otherwise indicated in this prospectus, “IVAX,” “we,” “us” and “our” refer to IVAX Corporation and its subsidiaries.
Easi-Breathetm and Airmaxtm are trademarks of IVAX Corporation and its subsidiaries. All rights reserved. QVAR® is currently a registered trademark of 3M through its subsidiary, Riker Laboratories, Inc.
Share amounts in this prospectus have been adjusted to give effect to the five-for-four stock split we declared on July 15, 2004.

i

Summary
This summary provides an overview of selected information and does not contain all of the information you should consider. Before making an investment decision, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus, including the financial data and information contained therein.
Company overview
We are a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. We manufacture and/or market several brand name pharmaceutical products and a wide variety of brand equivalent and over-the-counter pharmaceutical products, primarily in the United States, the United Kingdom and Latin America.
We market a number of proprietary and brand name products treating a variety of conditions. These products are marketed by our direct sales force to physicians, pharmacies, hospitals, managed care organizations, or MCOs, and government agencies.
We have substantial expertise in the development, manufacture and marketing of respiratory drugs, primarily for asthma, in metered-dose inhaler formulations. Our United Kingdom subsidiary is the third largest respiratory company in that market. At the core of our respiratory franchise are advanced delivery systems, which include a patented breath-activated metered-dose inhaler called Easi-Breathetm and a patented dry-powder inhaler called Airmaxtm, as well as conventional metered-dose inhalers. We have pioneered the development of aerosol products that do not contain CFCs (chlorofluorocarbons), chemicals that are believed to be harmful to the environment, which are being phased out on a global basis.
We are committed to the cost-effective development of proprietary pharmaceuticals directed primarily towards indications having relatively large patient populations or for which we believe limited or inadequate treatments are available, with an emphasis on the development of products in the oncology and respiratory fields. As past of this strategy, from time to time we enter into licensing and collaborative alliances, which allow us to exploit our drug development capabilities or provide us with valuable intellectual property and technologies.
We also market a broad line of brand equivalent pharmaceutical products, both prescription and over-the-counter. In the United States, we manufacture and market approximately 63 brand equivalent prescription drugs in an aggregate of approximately 143 dosage strengths. In the United States, we distribute approximately 164 additional brand equivalent prescription and over-the-counter drugs as well as vitamin supplements. In the United Kingdom, we are a leading provider of brand equivalent pharmaceutical products, marketing approximately 312 brand equivalent drugs, about half of which we manufacture.
We will seek to add to our portfolio of brand equivalent products by emphasizing the development of products that, because of one or more special characteristics, such as being difficult to formulate or manufacture, facing regulatory or patent obstacles or having limited sources of raw materials, are less likely to encounter competition.
We also own approximately 74% of the equity of IVAX Diagnostics, Inc. (AMEX:IVD). IVAX Diagnostics develops, manufactures and markets diagnostics test kits or assays that are used to aid in the detection of disease markers primarily in the area of autoimmune and infectious diseases. These products are marketed to clinical reference laboratories, hospital laboratories, research institutions and other commercial entities in the United States and in Italy through IVAX Diagnostics’ direct sales force and through independent distributors in other markets.
Our corporate information
We were incorporated in Florida in 1993, as successor to a Delaware corporation formed in 1985. Our executive offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137. Our telephone number is (305) 575-6000. Our website address is www.ivax.com. Our website is not part of this prospectus.
Recent developments
On January 20, 2005, we commenced an offer to exchange each $1,000 principal amount of our outstanding 1.5% convertible senior notes due 2024, or the Old Notes, for (i) $1,000 principal amount of our 1.5% convertible senior notes due 2024, or the New Notes, and (ii) a one-time cash payment equal $2.50 per $1,000 principal amount of the Old Notes validly tendered and accepted for exchange in the offer. The New Notes and the Old Notes are substantially similar, except that the New Notes will contain a net share settlement provision, similar to the one in the notes offered hereby. The offer will expire at 12:00 midnight, New York City time, on February 16, 2005.
On December 7, 2004, we completed a previously announced tender offer for the remaining 75% interest in Kutnowskie Zaklady Farmaceutyczne “PLOFA” SA (“Polfa Kutno”). In the tender offer, we offered to acquire shares of Polfa Kutno at a price of PLN 340 per share in exchange for shares of our common stock. We had previously acquired a 25% interest in Polfa Kutno through a private transaction completed in June 2004. Approximately 97% of the remaining shares in Polfa Kutno were tendered to us in the tender offer, bringing our ownership in Polfa Kutno to approximately 98% of the outstanding shares in Polfa Kutno. On December 15, 2004, we issued 9,606,328 shares of our common stick in exchange for the shares tendered to us.

The notes

Securities offered	$333,000,000 aggregate principal amount of 1.875% convertible senior notes due 2024.

Maturity	The notes will mature on December 15, 2024, unless earlier redeemed, repurchased or converted.

Ranking	The notes are our senior unsecured obligations and rank equally with all of our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness, and junior to our existing and future secured indebtedness to the extent of the security therefor. The notes are not guaranteed by any of our subsidiaries, and accordingly, are subordinated to all of our existing and future secured indebtedness and effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables. As of September 30, 2004, we had approximately $14.5 million of outstanding secured indebtedness and our subsidiaries had approximately $286.5 million of indebtedness and other obligations, excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with United States generally accepted accounting principles, or GAAP.

Interest	We will pay 1.875% interest per annum on the principal amount of the notes, payable semi-annually in arrears on June 15 and December 15 of each year, starting on June 15, 2005.

Contingent interest	We will pay contingent interest to holders of notes during any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning on December 15, 2010, if the average market price of the notes for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the notes. The amount of contingent interest payable per note for any relevant six- month period will equal 0.29% per annum of the average market price of a note for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.

Conversion rights	The notes will be convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 48.1301 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $20.78 per share), only under the following circumstances and to the following extent:

•	during any fiscal quarter (beginning with the quarter ending on March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•	during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the notes during that Note Measurement Period was less than 95% of the average conversion value for the notes during such period;

•	if we have called the notes for redemption; or

•	upon the occurrence of specified corporate transactions.

Upon conversion, holders of notes will receive cash and, if applicable, shares of our common stock. The aggregate value (the “conversion value”) of the cash and, if applicable, shares of our common stock per $1,000 principal amount of notes will be equal to the product of:

•	the conversion rate then in effect; and

•	the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “10-day weighted average price”).

Except as described below, we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

•	a cash amount (the “principal return”) equal to the lesser of:

•	the aggregate conversion value of the notes to be converted; and

•	the aggregate principal amount of the notes to be converted;

•	if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth in the indenture governing the notes, equal to the aggregate conversion value less the principal return (the “net share amount”); and

•	a cash amount in lieu of any fractional shares of our common stock.

See “Description of the Notes—Conversion Rights.”

Redemption of notes at our option	On or after December 15, 2010, we may at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption by Us.”

Purchase of notes by us at the option of the holder	On each of December 15, 2010, December 15, 2014 and December 15, 2019, holders may require us to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. We will pay cash for any notes so purchased. See “Description of the Notes—Repurchase of Notes at the Option of Holders.”

Right of holder to require us to repurchase notes if a fundamental change occurs	If a fundamental change, as described in the indenture governing the notes, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of the Notes—Events of Default.”

Use of proceeds	We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling security holders.

Listing and trading	The notes trade on the PORTAL Market. Our common stock is listed on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX” and on the London Stock Exchange under the symbol “IVX.L.”

Material U.S. federal tax considerations	The notes will be treated as “contingent payment debt instruments” under the Treasury Regulations. As a result, you will be required to accrue interest on a constant yield to maturity basis at a rate equal to 5.75%, which is comparable to the rate at which we would borrow in a non-contingent, non-convertible borrowing. As a result, you will generally be required to include amounts in income, as ordinary income, in advance of the receipt of cash or other property attributable to the notes. The amount of interest income required to be included by you for each year will be in excess of the yield to maturity of the notes. In addition, you will generally recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the notes at a gain; any loss will be ordinary loss to the extent of interest on the notes previously included in income and, thereafter, capital loss. See “Material U.S. Federal Income Tax Consequences.”

Risk factors	In analyzing an investment in the notes offered by this prospectus, prospective investors should carefully consider, along with other matters referred to in this prospectus, the information set forth under “Risk Factors.”

Ratio of earnings to fixed charges
The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 1999, 2000, 2001 and 2002, and for the year ended December 31, 2003 and the nine months ended September 30, 2004 on an actual and proforma basis.

	For the years ended December 31,						September 30,

						2003	2004	2004
	1999	2000	2001	2002	2003	Proforma(1)	Actual	Proforma(1)

Ratio of earnings to fixed charges	15.3x	11.0x	7.9x	4.4x	4.1x	4.5x	4.6x	5.0x

(1)	The ratio of earnings to fixed charges for the year ended December 31, 2003 and nine months ended September 30, 2004 have been adjusted on a proforma basis assuming the $333.0 million principal amount of notes we issued on December 22, 2004 were outstanding since January 1, 2003, and the $250.0 million principal amount of 4.5% convertible subordinated notes which we redeemed as of December 22, 2004 were not outstanding during the period beginning on January 1, 2003.

Risk factors
You should carefully consider the risks described below before making a decision to invest in the notes and the shares of our common stock into which the notes are convertible. You should also consider the other information included or incorporated by reference in this prospectus before making a decision to invest in the notes or the shares of our common stock into which the notes are convertible.
Risks related to our business
We depend on our development, manufacture and marketing of new products for our future success.
Our future success is largely dependent upon our ability to develop, manufacture and market commercially successful new pharmaceutical products and brand equivalent versions of pharmaceutical products that are no longer subject to patents. Generally, the commercial marketing of pharmaceutical products depends upon:

•	continually developing and testing products;

•	proving that new products are safe and effective in clinical trials;

•	proving that there is no significant difference in the rate and extent to which the active ingredient in the brand equivalent product becomes available at the site of drug action as compared to the brand name version; and

•	receiving requisite regulatory approval for all new products.
Delays in the development, manufacture and marketing of new products will impact our results of operations. Each of the steps in the development, manufacture and marketing of our products, as well as the process taken as a whole, involves significant periods of time and expense. We cannot be sure that:

•	any of our products presently under development, if and when fully developed and tested, will perform as we expect;

•	we will obtain necessary regulatory approvals in a timely manner, if at all; or

•	we can successfully and profitably produce and market any of our products.
Future inability to obtain components and raw materials or products could seriously affect our operations.
Some components and materials used in our manufactured products, and some products sold by us, are currently available only from one or a limited number of domestic or foreign suppliers. Additionally, in some cases we have listed only one supplier in our applications with the Food and Drug Administration, or FDA, and foreign governmental authorities. This includes products that have historically accounted for a significant portion of our revenues, including paclitaxel. In the event an existing supplier becomes unavailable or loses its regulatory status as an approved source, we will attempt to locate a qualified alternative; however, we may be unable to obtain the required components, raw materials, or products on a timely basis or at commercially reasonable prices. In addition, from time to time, certain of our outside suppliers have experienced regulatory or supply-related difficulties that have adversely impacted their ability to deliver products to us, causing supply delays or interruptions of supply. To the extent such difficulties cannot be resolved within a reasonable time, and at a reasonable cost, or we are required to qualify a new supplier, our revenues, profit margins and market share for the affected product could decrease, as well as delay our development and sales and marketing efforts.
Our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties and required government clearances. Acts of governments outside the United States may affect the price or availability of raw

Risk factors

materials needed for the development or manufacture of our products. In addition, recent changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expirations of the applicable United States or foreign patents.
A relatively small group of products and customers may represent a significant portion of our net revenues or net earnings from time to time. If the volume or pricing of any of these products declines or we lose the customers, it could have a material adverse effect on our business, financial position and results of operations.
Sales of a limited number of our products often represent a significant portion of our net revenues or net earnings. This has been particularly relevant when a product has enjoyed a period of generic marketing exclusivity under the Hatch-Waxman Act as the first Abbreviated New Drug Application, or ANDA, to be filed containing a paragraph iv certification for the listed patent. If the volume or pricing of our largest selling products decline in the future, our business, financial position and results of operations could be materially adversely affected.
A significant portion of our net revenues are derived from sales to a limited number of foreign and domestic customers. Any significant reduction or loss of business with one or several of these customers could have a material adverse effect on our business, financial position and results of operations. Further, distributors of our products have been reported to have experienced financial difficulties. Any economic difficulties faced by significant customers could have a material adverse effect on our business, financial position and results of operations.
We depend on our patents and proprietary rights and cannot be certain of their confidentiality and protection.
Our success with our proprietary products depends, in large part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have numerous patents covering our technologies. We have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. The United States Patent and Trademark Office does not publish patent applications or make information about pending applications available to the public until it issues the patent. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, we cannot be certain that we were the first to file patent applications on our discoveries. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or void the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.
We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation. We use confidentiality agreements with licensees, suppliers, employees and consultants to protect our trade secrets, unpatented proprietary know-how and continuing technological innovation. We cannot assure you that these parties will not breach their agreements with us. We also cannot be certain that we will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology. We also cannot be sure, if we do not receive patents for products arising from research, that we will be able to maintain the confidentiality of information relating to our products.
Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products or result in claims for substantial damages.
The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the

Risk factors

validity and infringement of patents or proprietary rights of third parties. We may have to defend against charges that we violated patents or proprietary rights of third parties. This is especially true for the sale of the brand equivalent version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. Our defense against charges that we infringed third party patents or proprietary rights could require us to incur substantial expense and to divert significant effort of our technical and management personnel. If we infringe on the rights of others, we could lose our right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.
Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products.
The outcome of patent litigation is difficult to predict because of the uncertainties inherent in litigation. Our results of operations, financial condition and cash flows could be adversely affected by a delay in obtaining FDA approval to market our products as a result of patent litigation, a delay in obtaining judicial decisions in such litigation, the expense of litigation whether or not we are ultimately successful, the diversion of the attention of management and our technical personnel as a result of the litigation, or an adverse outcome in such litigation. Litigation could prevent us from selling affected products, result in substantial damages or result in the payment of a substantial settlement amount.
Moreover, we often encounter substantial delays in obtaining judicial decisions in connection with patent litigation. During such delays, additional competition may arise, the brand product may be offered as a licensed generic or an over-the-counter product, other brand products may be introduced and promoted to prescribers instead of or in addition to the brand product, additional exclusivities may be awarded to the brand product, additional patents that cover the brand product may issue or be listed in the Orange Book, the labeling of the brand product may change or other matters occur that could delay generic competition or lessen our economic opportunity for our product.
Because we could invest a significant amount of time and expense in the development of our generic products only to be subject to significant additional delays and changes in the economic prospects for our product, we may consider seeking to commercialize our product prior to final resolution of the pending litigation. The risk involved in marketing products prior to final resolution of the litigation can be substantial because the remedies available to the owner of a patent for infringement could include, among other things, damages measured by the profits lost by the patent owner and not by the profits earned by the infringer. Because of the discount pricing typically involved with generic products, patented brand products generally realize a significantly higher profit margin than generic products. In the case of a willful infringer, the definition of which is unclear, these damages may even be trebled. This profit differential can act as a disincentive to the patent owner to settle patent litigation on terms that could allow our products to be marketed upon the settlement of such litigation. However, in order to realize the economic benefits of some of our products, we may decide to risk an amount, which exceeds the profit we anticipate making on our product, or even the selling price for such product.
We may not be able to use raw materials purchased or inventories of products made in advance of final approvals or satisfactory resolution of patent litigation.
From time to time, we purchase raw materials and make commercial quantities of our product candidates prior to the date that we receive FDA final marketing approval or satisfactory resolution of the patent infringement litigation, if any. Purchase of raw materials and production of pre-launch inventories involves the risks that such product(s) may not be approved for marketing by the FDA on a timely basis or ever, that the results of related litigation may not be satisfactory or that we may not be able to find alternative uses for such materials or inventory. If any of these events were to occur or the launch of such products is significantly postponed, we may be required to reassess the net

Risk factors

realizable value of the related raw materials or inventory and could, in such case, incur a charge, which may be significant, to write down the value of such materials or inventory. As of September 30, 2004, we had approximately $39.0 million of inventories, primarily raw materials, related to certain products pending final approval and/or satisfactory resolution of litigation. Approximately 37% of our pre-launch inventory represents inventory for which the brand product’s patent protection has expired and we are awaiting regulatory approval to sell our generic equivalent.
Our net revenues and profits will be negatively impacted if we are unable to replace or renew license fees, royalties and development service fees as the existing related agreements expire or are terminated.
As part of our ongoing business strategy we enter into collaborative alliances and license arrangements, which permit us to reduce our development costs and often involve the receipt of an up-front payment, payment of fees upon completion of certain development milestones and also provide for royalties based upon sales of the products after successful development. We have received significant payments in the past from these arrangements and expect that payments from these arrangements will continue to be an important part of our business. Our future net revenues and profits will depend and will fluctuate from period to period, in part, based upon:

•	our ability to continue to enter into collaborative alliances and license agreements, which provide for up-front payments, milestone payments and royalties;

•	our ability to replace or renew license fees, royalties and development service fees as the existing related agreements expire or are terminated; and

•	our ability to achieve the milestones specified in our license and development agreements.
If we are unsuccessful in our collaborations or licensing arrangements our operating results could suffer.
We have made investments in certain collaborations and licensing arrangements and may use these and other methods to develop or commercialize products in the future. These arrangements typically involve other pharmaceutical companies as partners that may be competitors of ours in certain markets. In many instances, we will not control these collaborations or the commercial exploitation of the licensed products, and cannot assure you that these ventures will be profitable.
Our research and development expenditures will negatively impact our earnings in the short term and we may not recover those expenditures in the future.
We spent approximately $108.3 million during 2003 and $104.7 million during the nine months ended September 30, 2004, on our research and development efforts. These amounts represent significant increases in the amounts we allocated to research and development in prior periods. We may in the future increase the amounts we expend for research and development. As a result, our research and development expenditures may have an adverse impact on our earnings in the short term. Further, we cannot be sure that our research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.
Disruption of production at our principal manufacturing facility could have a material adverse effect on our business, financial position and results of operations.
Although we have other facilities, a significant amount of our brand equivalent products are produced at our largest manufacturing facility in Puerto Rico. A significant disruption at that facility, even on a short term basis, could impair our ability to produce and ship products on a timely basis, which could have a material adverse effect on our business, financial position and results of operations.
Our acquisitions may reduce our earnings, be difficult for us to combine into our operations or require us to obtain additional financing.
In the ordinary course of our business we evaluate potential business acquisition opportunities, some of which may be material. We seek acquisitions which will provide new product and market opportunities, benefit from and maximize our existing assets, and add critical mass. Acquisitions may

Risk factors

expose us to additional risks and may have a material adverse effect on our results of operations. Any acquisitions we make may:

•	fail to accomplish our strategic objectives;

•	not be successfully combined with our operations;

•	not perform as expected; and

•	expose us to cross border risks.
In addition, based on current acquisition prices in the pharmaceutical industry, our acquisitions could initially reduce our earnings per share and add significant amortization expense of intangible assets charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.
We may be unable to manage our growth.
Over the past five years, our businesses and product offerings have grown substantially. This growth and expansion has placed, and is expected to continue to place, considerable demands on our management, operational and financial resources. To manage our growth, we must continue to (i) expand our operational, customer support and financial control systems and (ii) hire, train and retain qualified personnel. We cannot assure you that we will be able to adequately manage our growth. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected. While available quarterly, historically we have not consolidated the results of our subsidiaries on a monthly basis. We have acquired software which should make it possible for us to consolidate the information on a more expedited basis, but the implementation of the software has not yet been completed.
Sales of our products may be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.
A significant amount of our sales are made to a relatively few foreign and domestic drug wholesalers, retail drug chains, managed care purchasing organizations, mail order and hospitals. These customers represent an essential part of the distribution chain of generic pharmaceutical products. These customers have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and consequently increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions potentially enable those groups to attempt to extract price discounts on our products. Our net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of major distributors, retail chains and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors. In addition, many of the major pharmaceutical distributors have experienced downturns and financial constraints which could impact both our sales and the collectibility of our receivables and cause greater consolidation among our customers. The result of these developments may have a material adverse effect on our business, financial position and results of operations.
Political and economic instability and foreign currency fluctuations may adversely affect the revenues generated by our foreign operations.
Our foreign operations may be affected by the following factors, among others:

•	political and/or economic instability in some countries in which we currently do business or may do business in the future through acquisitions or otherwise;

•	uncertainty as to the enforceability of, and government control over, commercial rights;

•	expropriation by foreign governmental entities;

•	limitations on the repatriation of investment income, capital and other assets;

Risk factors

•	currency exchange fluctuations and currency restrictions; and

•	other adverse regulatory or legislative developments.
We sell products in many countries that are susceptible to significant foreign currency risk. We sell many of these products for United States dollars, which eliminates our direct currency risk but increases our credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay us. We sell a growing number of products, particularly in Latin America, for local currency, which results in a direct currency risk to us if the local currency devalues significantly. Additional foreign acquisitions may increase our foreign currency risk and the other risks identified above.
In June 2000, we acquired Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela. In the third quarter of 2001, we acquired 99.9% of Laboratorio Chile S.A., a Chilean pharmaceutical company with operations in Chile, Argentina and Peru. Venezuela was considered a hyperinflationary economic environment through June 30, 2001. Although Venezuela is no longer considered hyperinflationary, it continues to experience high inflation rates and devaluation of its currency and could again become hyperinflationary in the near-term. The continuing political and economic instability in Venezuela, particularly the labor strikes and other forms of political protest directed against the Hugo Chavez administration, may adversely impact our Venezuelan operations and our consolidated earnings. Approximately 18% of our net revenues for 2003 and the first nine months of 2004 were attributable to our Latin American operations.
Increased indebtedness may impact our financial condition and results of operations.
On September 30, 2004, we had approximately $1.2 billion of consolidated indebtedness, and at such date we would have had approximately $1.3 billion of outstanding indebtedness if we had issued the notes and repurchased $250.0 million of our 4.5% convertible senior subordinated notes on or before such date. We may incur additional indebtedness in the future and the notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will be required to use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;

•	our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

•	the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.
General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result, these and other factors may affect our ability to make principal and interest payments on our indebtedness. We anticipate that approximately $95.2 million of cash flow from operations would be required during the twelve months ending September 30, 2005 to service our current debt, assuming we had issued the notes offered hereby and repurchased our 4.5% convertible senior subordinated notes as of September 30, 2004. Our business might not continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness;

•	sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned research and development expenditures.

Risk factors

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.
Our policies regarding returns, allowances and chargebacks, and marketing programs adopted by wholesalers, may reduce our revenues in future fiscal periods.
Based on industry practice in the United States, brand equivalent product manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, from time to time, we give our customers credits on our brand equivalent products that our customers hold in inventory after we have decreased the market prices of the same brand equivalent products. If new competitors enter the marketplace and significantly lower the prices of any of their competing products, we would likely reduce the price of our product. As a result, we would provide significant credits to our customers who are then holding inventories of such products, which could reduce sales revenue and gross margin for the period the credit is provided. Like our competitors, we also give credits for chargebacks to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A chargeback is the difference between the price the wholesale customer pays and the price that the wholesale customer’s end-customer pays for a product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, allowances and chargebacks will not exceed our estimates.
Investigations of the calculation of average wholesale prices may adversely affect our business.
Many government and third-party payors, including Medicare, Medicaid, health maintenance organizations, or HMOs, and MCOs, reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s average wholesale price, or AWP, or average manufacturer’s price, or AMP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP and AMP, in which they have suggested that reporting of inflated AWPs or incorrect AMPs have led to excessive payments for prescription drugs. A number of states and counties have sued us and certain of our subsidiaries, as well as numerous other pharmaceutical companies, alleging that certain products were sold at prices lower than the published AWP. Several of the suits also allege that we did not report to the states our best price for certain products under the Medicaid program. Each of these suits alleges, among other things, deceptive trade practices and fraud and seeks monetary and other relief, including civil penalties and treble damages. Although we believe that we have valid defenses to these claims, there can be no assurance as to the outcome of these matters, and a loss in any of these cases or in similar cases which may be brought in the future could materially and adversely affect future results of operations or our financial position.
There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with GAAP. Any changes in estimates, judgments and assumptions used could have a material adverse effect on our business, financial position and results of operations.
The consolidated and condensed consolidated financial statements included in the periodic reports we file with the SEC are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities and related reserves, revenues, expenses and income. This includes, but is not limited to, estimates, judgments and assumptions used in the adoption of the provisions of Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets.” Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets (including goodwill and other intangible assets), liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our financial position and results of operations.

Risk factors

The impact of new accounting principles could have a material adverse effect on our financial position or results of operations.
We account for stock options granted to employees under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Under this standard, no compensation cost is recorded for stock options granted to employees at fair market value on the date of grant. On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), “Share Based Payments,” which requires the cost of stock options granted to employees to be expensed by public companies for reporting periods beginning after June 15, 2005. Our future reported earnings will be reduced by the amount of compensation expense that will be required to be recorded for stock options granted to employees and for stock purchased under our employee stock purchase plan. Effective December 20, 2004, we accelerated the exercise date for all of our outstanding stock options which had an exercise price above the market price of our common stock on December 20, 2004 (representing options to acquire approximately 8.2 million shares of our common stock as of December 20, 2004). We are also considering several other alternatives regarding our stock-based compensation as a consequence of this accounting standard, including the use of restricted stock in lieu of or to supplement the grant of stock options.
On July 19, 2004, the Emerging Issues Task Force, or EITF, of the FASB issued a draft abstract of Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” and on September 30, 2004, reached a final consensus. The EITF concluded that contingently convertible debt instruments should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. This consensus is effective for reporting periods ending after December 15, 2004, and requires prior period earnings per share amounts presented for comparative purposes to be restated utilizing a transition method. The transition method agreed upon by the EITF is a modified restatement approach that results in a company applying the consensus to the terms of the security at the adoption date. As such, if the terms of the security are changed prior to the adoption date, it is the changed terms to which the consensus is applied. We adopted the consensus in the fourth quarter of 2004. As disclosed in our Form 10-Q for the quarterly period ended September 30, 2004, our reported diluted earnings per share for each of the three month periods ended March 31, 2004 and June 30, 2004, will be reduced by $0.01 per share and for the nine months ended September 30, 2004, will be reduced by $0.02 per share based on the application of EITF Issue No. 04-8. We are currently conducting an exchange offer for our 1.5% convertible senior notes, which are affected by EITF Issue No. 04-8. “See Summary — Recent Developments.” We are exploring other means by which we may mitigate the impact of EITF Issue No. 04-8 on our diluted earnings per share, which may include additional exchange offers, but we cannot assure you that any steps that we may take will be successful.
These and other new accounting principles adopted in the future may have a material adverse effect on our financial position or results of operations.
Compliance with governmental regulation is critical to our business.
Our pharmaceutical and diagnostic operations are subject to extensive regulation by governmental authorities in the United States and other countries with respect to the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products. Our inability or delay in receiving, or the loss of any regulatory approval could have a material adverse effect on our results of operations. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and the extremely high level of regulatory oversight result in a continuing possibility that we may be adversely affected by regulatory actions despite our efforts to maintain compliance with regulatory requirements.
The FDA may cause a recall or withdraw product approvals if regulatory standards are not maintained. FDA approval to manufacture a drug is site-specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect our business and results of operations.

Risk factors

We cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals to manufacture, market and ship our products. Consequently, there is always a risk that we will not obtain FDA or other necessary approvals, or that the rate, timing and cost of such approvals, will adversely affect our product introduction plans or results of operations.

Risk factors

The concentration of ownership among our executive officers and directors may permit those persons to influence our corporate matters and policies.
As of September 30, 2004, our executive officers and directors had or shared voting control over approximately 24% of our issued and outstanding common stock. As a result, these persons may have the ability to significantly influence the election of the members of our board of directors and other corporate decisions.
Rising insurance costs could negatively impact profitability.
The cost of insurance, including director and officer, workers compensation, property, product liability and general liability insurance, rose significantly during 2004 and could continue to increase in 2005. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have a negative impact on our results of operations, financial condition and cash flows.
We have enacted a shareholder rights plan and charter provisions that may have anti-takeover effects.
We have in place a shareholder rights plan under which we issued common stock purchase rights. As a result of the plan, each share of our common stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from us 1.171875 shares of our common stock at a price of $9.60 per 1.171875 shares, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire us on terms that our board of directors has not approved. The existence of the common stock purchase rights could make it more difficult for a third party to acquire a majority of our common stock. Other provisions of our articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our common stock.
The American Jobs Creation Act of 2004 could impact our tax position.
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. Management is currently evaluating the potential impact of the new provisions on our tax position, particularly the new deduction for domestic production activities and the one-time opportunity to repatriate foreign earnings at a significantly reduced tax rate. At this time we are unable to determine what, if any effect, that Act may have on our tax position, but we cannot assure that the Act will not have a material adverse effect on our tax position.
We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.
We are spending a substantial amount of management time and resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and the American Stock Exchange rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations as to the effectiveness of these systems by our independent public accounting firm. We have expended and expect to continue to expend significant resources and management time documenting and testing our internal control systems and procedures. This process has been complicated by the decentralized nature of our operations and information systems. It will be necessary to dedicate additional resources and accelerate progress on the required assessments in order to complete the significant amounts of work remaining in the timeframes, which will permit our independent public accounting firm to complete its audit work to enable us to timely file our Form 10-K. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of an unqualified report by our independent public accounting firm. During the course of testing, deficiencies may be identified which we may not be able to remediate to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to

Risk factors

maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to obtain an unqualified report or to achieve and maintain an effective internal control environment could have a material adverse effect on the market price of our stock.
Risks related to our industry
Legislative proposals, reimbursement policies of third parties, cost containment measures and healthcare reform could affect the marketing, pricing and demand for our products.
Various legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as HMOs, and MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which could result in lower prices and a reduced demand for our products:

•	the trend toward managed healthcare in the United States;

•	the growth of organizations such as HMOs and MCOs;

•	legislative proposals to reform healthcare and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.
These cost containment measures and health care reform proposals could affect our ability to sell our products.
The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies may not include some of our products. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third party reimbursement for our products would reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation that will affect third party coverage and reimbursement that reduces demand for our products.
Marketed pharmaceutical products are subject to significant regulation in the United States.
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include antikickback statutes and false claims statutes.
The federal health care program antikickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any health care item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from antikickback liability.
Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a

Risk factors

false statement to get a false claim paid. Recently, several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. The majority of states also have statutes or regulations similar to the federal antikickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.
If branded pharmaceutical companies are successful in limiting the use of brand equivalent products through their legislative and regulatory efforts, our sales of brand equivalent products may suffer.
Many branded pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay brand equivalent competition. These efforts have included:

•	pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for additional years or otherwise delay the launch of brand equivalents products;

•	using the Citizen Petition process to request amendments to FDA standards;

•	seeking changes to United States Pharmacopeia, an organization which publishes industry recognized compendia of drug standards;

•	attaching patent extension amendments to non-related federal legislation; and

•	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some brand equivalent drugs, which could have an impact on products that we are developing.
If branded pharmaceutical companies are successful in limiting the use of brand equivalent products through these or other means, our sales of brand equivalent products may decline. If we experience a material decline in brand equivalent product sales, our results of operations, financial condition and cash flows will suffer.
Risks related to the notes
The inclusion of the common stock underlying the notes will affect our earnings per share calculation.
As of September 30, 2004, the EITF concluded that issuers of contingently convertible notes must retroactively and prospectively report the earnings per share impact of their contingently convertible notes on an “if-converted” accounting basis, regardless of whether the contingencies to conversion of the notes have been met. The net share conversion value of the notes minus the principal return on the notes will be contingently convertible into shares of our common stock and, in accordance with the EITF’s decision will, to that extent, be included in our earnings per share calculation. Any reduction in our earnings per share related to the inclusion of the shares underlying the notes pursuant to the new EITF decision could have an adverse impact on the price of our common stock.
The notes are unsecured and contain no financial covenants.
The notes are unsecured. The indenture does not restrict our ability to incur additional debt, including secured debt. At September 30, 2004, we had $14.5 million of secured indebtedness. Any indebtedness incurred by us in the future may be secured. The notes are subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. In addition, the indenture does not contain any financial covenants, restrict our ability to repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” permitting holders to require us to repurchase their notes under the indenture.

Risk factors

The notes are effectively subordinated to the liabilities of our subsidiaries.
Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization and, therefore, the right of the holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. The notes are not guaranteed by our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. At September 30, 2004, our subsidiaries had approximately $286.5 million of indebtedness and other obligations, to which the notes would be effectively subordinated.
We may not be in a position to repurchase the notes for cash pursuant to their terms or to pay the amounts due upon conversion of the notes when required.
In certain circumstances you may require us to repurchase all or a portion of your notes in cash. In addition, upon conversion of the notes, we are obligated to satisfy our conversion obligation up to the principal amount of the notes in cash. If you were to require us to repurchase your notes, including following a change in control or other event that constitutes a fundamental change, or at your option on December 15, 2010, December 15, 2014 and December 15, 2019 or you were to convert your notes, we cannot assure you that we will be able to pay the amount required. Our ability to repurchase the notes is subject to our liquidity position at the time, and may be limited by law, by the indenture, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. In addition, if we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the notes or make the required payments upon conversion would constitute an event of default under the indenture under which we issued the notes, which might constitute a default under the terms of our other indebtedness at that time.
The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock.
Because the conversion value of the notes is based upon the value of our common stock, volatility of, depressed prices for and other factors affecting our common stock could have a similar effect on the trading prices of the notes. The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the notes may fluctuate substantially due to a variety of factors, including:

•	the integration of people, operations and products from acquisitions;

•	our ability to introduce, develop and market new products successfully;

•	market acceptance of existing or new products and prices;

•	competitive product introductions;

•	currency rate fluctuations;

•	changes in our research and development budget which is influenced, in part, by the timing of our clinical trials and regulatory proceedings related to our products in development;

•	our ability to manufacture, market and distribute our products efficiently;

•	our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

•	the timing of orders from distributors and mix of sales among our customers.
In addition, if you convert any notes, the value of any common stock you receive above the principal return may fluctuate significantly.

Risk factors

The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes— Conversion Rights— Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.
You may only convert the notes if certain conditions are met.
The notes are convertible into a combination of cash and shares of our common stock, if any, by you only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.
The net share settlement feature of the notes may have adverse consequences.
The net share settlement feature of the notes, as described under “Description of the Notes— Conversion Rights— Payment Upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the proceeds upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.
The conversion value that you will receive upon conversion of the notes, if convertible, will be equal to the product of the conversion rate then in effect and the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day after the day the notes are tendered for conversion. Accordingly, you will not be able to determine the conversion value at the time you tender your notes for conversion. Except as described in the indenture governing the notes, we will pay the conversion value in cash, up to the principal amount of the notes being converted, and the residual conversion value, if any, in shares of our common stock valued at this 10-day weighted average price per share. The indenture relating to the notes provides for adjustments to the conversion rate only in certain circumstances.
Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.
The conversion of some or all of the notes may dilute the ownership interests of existing shareholders, including holders who have previously converted their notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
An adverse rating of the notes may cause their trading price to fall.
If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower any such ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.
We intend to treat the notes as “contingent payment debt instruments” for United States federal income tax purposes.
As a result of this treatment, each year you will generally be required to include in income, as ordinary income, amounts significantly in excess of the stated interest that is payable on the notes each year. In addition, any gain recognized upon a sale, exchange, conversion or redemption of a note will be

Risk factors

ordinary income and any loss will be ordinary loss to the extent of interest on the notes previously included in income and, thereafter, capital loss. There is some uncertainty as to the proper application of the Treasury Regulations governing contingent payment debt instruments, and if our treatment was successfully challenged by the Internal Revenue Service, it could significantly alter the amount, timing, character and treatment of income, gain or loss you recognized in respect of the notes from that which is described in this prospectus. In addition, if the Internal Revenue Service challenged our determination of the “comparable yield” for purposes of these Treasury Regulations, the redetermined yield on the notes could be materially greater or less than the comparable yield provided by us, resulting in a projected payment schedule that could differ materially from the projected payment schedule provided by us. See “Material U.S. Federal Income Tax Consequences.”
You may have to pay taxes with respect to distributions on our common stock that you do not receive.
The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Notes— Conversion Rights.” If the conversion rate is adjusted, you generally would be deemed to have received a constructive distribution from us, resulting in ordinary income to you for United States federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. See “Material U.S. Federal Income Tax Consequences— Tax Consequences to U.S. Holders— Constructive Dividends on the Notes.”
If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.
Although the notes trade on the PORTAL Market, there is not an established trading market for the notes and we cannot assure you that an active public trading market will develop or, if one develops how liquid it will be. To the extent that an active trading market does not develop, a holder may not be able to resell the notes or may only be able to sell them at a substantial discount.
Additional issuances of equity securities by us would dilute the ownership of our existing shareholders and may depress the trading price of the notes.
We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our product offerings or operations or for other purposes. To the extent we issue additional equity securities, the percentage ownership into which the notes would convert may be reduced.

Forward-looking statements
This prospectus contains or incorporates by reference forward-looking statements. Generally, these statements can be identified by the use of terms such as “estimate,” “project,” “plan,” “intend,” “expect,” “believe,” “anticipate,” “should,” “may,” “will” and similar expressions. Forward-looking statements may include statements about:

•	our intention to generate growth through the introduction of new proprietary drugs, the expanded sale and distribution of our current products, the acquisition of new businesses and products and strategic collaborations;

•	the ability of our research programs to develop improved forms of drugs, novel compounds and new delivery systems;

•	our ability to acquire additional manufacturing and distribution capabilities;

•	our ability to establish additional joint ventures and distribution channels;

•	our ability to integrate operations and exploit opportunities among our subsidiaries;

•	our capacity to become a worldwide leader in the asthma market;

•	our ability to identify, acquire and successfully integrate new acquisitions of companies or products;

•	our ability to develop new formulations and obtain marketing authorizations which will enable us to be the first, or among the first, to launch brand equivalent products;

•	market acceptance and demand for new pharmaceutical products or alternative formulations of existing pharmaceutical products we may develop and sell;

•	court and FDA decisions on exclusivity periods;

•	the number and timing of regulatory approvals of competing products;

•	our ability to establish and maintain the bioequivalency and efficacy of our brand equivalent products;

•	our ability to develop or license proprietary products for indications having large patient populations, or for which limited or inadequate treatments exist;

•	our capacity to accelerate product development and commercialization by in-licensing products and by developing new dosage forms or new therapeutic indications for existing products;

•	anticipated trends in the pharmaceutical industry and the effect of technological advances on competition;

•	our ability to maintain a pipeline of products in development;

•	our ability to develop and rapidly introduce new products and to introduce existing products into new territories;

•	the timing of regulatory approval of such products;

•	the impact of competition from brand-name companies that sell or authorize the sale of their own generic products or successfully extend the exclusivity period of their branded products;

•	the impact of competitive pricing pressures within the generic pharmaceutical industry;

•	the impact of pharmaceutical industry regulations or pending legislation that could affect the pharmaceutical industry;

•	our ability to reduce our backlog and efficiently manufacture, obtain and maintain a sufficient supply of products to meet market demand, retain our customers and meet contractual deadlines and terms;

23

Forward-looking statements

•	that our proposed spending on facilities improvement and expansion may not be as projected;

•	our ability to obtain and maintain FDA approval of our manufacturing facilities;

•	our estimates, judgments, and assumptions used in preparing our financial statements;

•	our ability to maintain the adequacy of our internal control systems and procedures in order for us to continue to comply with section 404 of the Sarbanes-Oxley Act of 2002;

•	our estimates regarding the capacity of our facilities;

•	uncertainties regarding the outcome and timing of pending investigations and litigation, particularly those related to Hatch-Waxman Act exclusivity and patent infringement cases;

•	our ability to pay interest on the notes;

•	our ability to pay principal on the notes at maturity, redemption or upon conversion;

•	our ability to achieve the milestones specified in our license and development agreements;

•	the availability and cost of raw materials required to manufacture our products;

•	our ability to forecast inventory levels and trends at our customers and their end-customers;

•	our and our competitors’ pricing and charge back policies; and

•	other matters.
These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this prospectus or the other documents that we file with the SEC, including the cautionary information set forth under the heading “Risk Factors” beginning on page 8.
We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the incorporated document, as applicable, and we will as may be required by law.
Ratio of earnings to fixed charges
The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 1999, 2000, 2001 and 2002, and for the year ended December 31, 2003 and the nine months ended September 30, 2004 on an actual and proforma basis.

	For the Years Ended December 31,						September 30,

						2003	2004	2004
	1999	2000	2001	2002	2003	Proforma(1)	Actual	Proforma(1)

Ratio of earnings to fixed charges	15.3x	11.0x	7.9x	4.4x	4.1x	4.5x	4.6x	5.0x

(1)	The ratio of earnings to fixed charges for the year ended December 31, 2003 and nine months ended September 30, 2004 have been adjusted on a proforma basis assuming the $333.0 million principal amount of notes we issued on December 22, 2004 were outstanding since January 1, 2003, and the $250.0 million principal amount of 4.5% convertible subordinated notes which we redeemed as of December 22, 2004 were not outstanding during the period beginning on January 1, 2003.
The ratio of earnings to fixed charges was calculated by dividing earnings by total fixed charges. Earnings consist of pretax income plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense (6%) estimated by management to be the interest component of such rentals.
Use of proceeds
We will not receive any proceeds from the sale by the selling security holders of the notes or the shares of our common stock issuable upon conversion of the notes.

Selling security holders
We initially issued the notes to the initial purchaser who then sold the notes in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling security holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus or prospectus supplement any or all of the notes and common stock issuable upon conversion of the notes.
No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to this registration statement has become effective. We will supplement or amend this prospectus, as applicable, to include additional selling security holders upon request and upon provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.
The following table sets forth information about each selling security holder, including the name, the number and percentage of the notes beneficially owned and being offered by the selling security holder and the number and percentage of common stock beneficially owned and being offered by the selling security holder. Unless otherwise indicated below, to our knowledge, none of the selling security holders nor any of their affiliates, officers, directors or principal entity holders has held any position or office or has had any material relationship with us within the past three years.

	Principal amount
	of notes		Number of shares
	beneficially	Percentage	of common stock	Percentage of
	owned and	of notes	beneficially owned	common stock
Name of selling security holder	offered hereby	outstanding	and offered hereby	outstanding(1)

Alexandra Global Master Fund Ltd.(2)	$20,000,000	6.01%	**	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(3)	14,120,000	4.24%	**	*
Argent Classic Convertible Arbitrage Fund II, L.P.(4)	580,000	*	**	*
Argent Classic Convertible Arbitrage Fund L.P.(4)	2,920,000	*	**	*
Argent LowLev Convertible Arbitrage Fund II, LLC(4)	180,000	*	**	*
Argent LowLev Convertible Arbitrage Fund LLC(4)	1,380,000	*	**	*
Argent LowLev Convertible Arbitrage Fund Ltd.(3)	9,010,000	2.71%	**	*
Barclays Global Investors Diversified Alpha Plus Funds(5)	310,000	*	**	*
Classic C Trading Company, Ltd.(4)	930,000	*	**	*
Forest Fulcrum Fund LP(5)(6)	330,000	*	**	*
Forest Global Convertible Fund, Ltd., Class A-5(5)	1,006,000	*	**	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(5)	1,383,000	*	**	*
HFR CA Global Opportunity Master Trust(5)	195,000	*	**	*
HFR CA Global Select Master Trust Account(4)	570,000	*	**	*
HFR RVA Select Performance Master Trust(5)	237,000	*	**	*
Highbridge International LLC(7)	13,500,000	4.31%	**	*

Selling security holders

	Principal amount
	of notes		Number of shares
	beneficially	Percentage	of common stock	Percentage of
	owned and	of notes	beneficially owned	common stock
Name of selling security holder	offered hereby	outstanding	and offered hereby	outstanding(1)

LLT Limited(5)	187,000	*	**	*
Lyxor Master Fund(4)	1,280,000	*	**	*
Lyxor/Forest Fund Limited(5)	647,000	*	**	*
Partners Group Alternative Strategies PCC LTD(4)	1,020,000	*	**	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(8)	2,500,000	*	**	*
Silver Convertible Arbitrage Fund, LDC(4)	840,000	*	**	*
Sphinx Convertible Arbitrage SPC(5)	261,000	*	**	*
Xavex Convertible Arbitrage 10 Fund(5)	1,830,000	*	**	*
Xavex Convertible Arbitrage 2 Fund(5)	340,000	*	**	*
Xavex Convertible Arbitrage 4 Fund(4)	55,000	*	**	*
Zurich Institutional Benchmarks Master Fund Ltd.(5)	389,000	*	**	*
Any other holder of notes or future transferee, pledgee, donee, or successor of any such holder(9)	257,000,000	78.41%	**	*
Total amount of securities offered hereby	333,000,000	—	—	—

*	Less than 1%.

**	Assumes conversion of all of the holder’s notes into shares of our common stock, based upon the 10-day weighted average price as of January 27, 2005. The terms of the notes provide that we will not issue any shares of common stock upon conversion of the notes unless the 10-day weighted average price exceeds $20.78 per share. Under the terms of the notes, the actual number of shares of common stock that we will issue will be based upon the 10-day weighted average price during the period after the notes are tendered for conversion. Because the actual number of shares of common stock issuable upon conversion of the notes cannot be known until after the notes are tendered for conversion, it is not possible for us to determine at this time the number of shares of our common stock that we may issue upon such conversion. The conversion rate is subject to adjustment as described under “Description of the Notes— Conversion Rights.” As a result of such adjustment the number of shares of common stock issuable may increase or decrease in the future by an indeterminate number.

(1)	Calculated using 260,877,267 shares of our common stock outstanding as of January 31, 2005. In calculating the percentage of common stock outstanding for each selling security holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular selling security holder’s notes.

(2)	Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra Investments”), serves as investment adviser to the selling security holder and shares voting and investment control of the securities offered. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are the managers of Alexandra Investments and may be deemed to share voting and investment control of the securities being offered.

(3)	Henry J. Cox is the natural person who has voting and investment control of the securities being offered.

(4)	Nathaniel Brown and Robert Richardson are the natural persons who have voting and investment control of the securities being offered.

(5)	Michael A. Boyd is the natural person who has voting and investment control of the securities being offered.

(6)	The selling security holder is a broker-dealer. To the extent a selling security holder is a broker-dealer, it is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act.

(7)	Glenn Dubin and Henry Swieca, as principals of Highbridge Capital Management the trading advisor for the selling security holder, have voting and investment control of the securities being offered.

(8)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

Selling security holders

(9)	The unidentified selling security holders are either direct purchasers of the notes in a Rule 144A private placement of the notes completed by us in December 2004 or their transferees, pledgees, donees or successors. Information about these selling security holders will be set forth in one or more amendments to this registration statement or prospectus supplements, as applicable. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.
We prepared this table based on the information supplied to us by the selling security holders named in the table.
The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table was provided to us.
Because the selling security holders may offer all or some of the notes or the shares of common stock issuable upon conversion of the notes from time to time, we cannot estimate the amount of the notes or shares of common stock that will be held by the selling security holders upon the termination of any particular offering by a selling security holder. See “Plan of Distribution.”

Plan of distribution
The selling security holders and their successors, may from time to time sell the notes and the common stock covered by this prospectus directly to purchasers or offer the notes and the common stock through broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agents’ commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, commissions or agents’ commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved.
The notes and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The sale of the notes and the common stock may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of the sale,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.
In connection with the sale of the notes or the common stock offered hereby or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock, as the case may be, in the course of the hedging positions they assume. The selling security holders may also sell the notes or the common stock short and deliver the notes or the common stock, as the case may be, to close out short positions or loan or pledge the notes or the common stock to broker-dealers that in turn may sell the notes or the common stock.
The aggregate proceeds to the selling security holders from the sale of the securities offered by them hereby will be the purchase price of such securities less discounts and commissions, if any. The selling security holder reserves the right to accept and, together with its agent from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.
Our notes are traded on the PORTAL Market. Our common stock is listed for trading on the American Stock Exchange, the Warsaw Stock Exchange and the London Stock Exchange.
In order to comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.
The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. To the extent any of the selling security holders are broker-dealers, they are deemed to be, under the interpretations of the SEC, “underwriters” within the meaning of the Securities Act. Forest Fulcrum Fund LP, one of the selling security holder, has represented to us that it is a broker-dealer. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provision.
In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling

Plan of distribution

security holder may not sell any security described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.
At the time of a particular offering of securities by a selling security holder, a supplement to this prospectus, if required, will be circulated setting forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Description of the notes
On December 22, 2004, we issued and sold $333,000,000 principal amount of our 1.875% convertible senior notes due 2024 to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The notes were issued by us under an indenture dated December 22, 2004 between us and U.S. Bank National Association, as trustee. Initially, the trustee will also act as paying agent, conversion agent, transfer agent, and bid solicitation agent for the notes.
The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents at our address set forth under the caption “Incorporation of Certain Documents by Reference.”
When we refer to “IVAX,” “we,” “our,” or “us” in this section, we refer only to IVAX Corporation and not to our subsidiaries.
General
The notes:

•	bear interest at a per annum rate of 1.875%, payable semi-annually in arrears on each June 15 and December 15, beginning June 15, 2005;

•	accrue contingent interest, which may be payable as set forth below under “—Contingent Interest;”

•	bear additional interest, which we refer to as “additional interest,” if we fail to comply with certain obligations set forth below under “—Registration Rights;”

•	are issued only in denominations of $1,000 principal amount and multiples thereof;

•	are senior unsecured obligations of IVAX and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness and junior to our existing and future secured indebtedness to the extent of the security therefor; as indebtedness of IVAX, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into cash and, if applicable, shares of our common stock at an initial conversion rate of 48.1301 shares per $1,000 principal amount of the notes (which represents an initial conversion price of approximately $20.78 per share) under the conditions and subject to such adjustments as are described under “—Conversion Rights;” and “—Conversion Rate Adjustments;”

•	are redeemable by us for cash, at our option, in whole or in part, beginning on December 15, 2010 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest, including contingent interest to, but not including, the redemption date, as described under “—Optional Redemption by Us;”

•	are subject to repurchase by us, at the option of the holders, on December 15, 2010, December 15, 2014 and December 15, 2019, at a cash purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest, to, but not including, the purchase date, as described under “—Repurchase of Notes at the Option of the Holders;”

•	are subject to repurchase by us, at the option of the holders, upon a fundamental change, as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” at a cash purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including contingent interest, to, but not including, the repurchase date, as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change;” and

Description of the notes

•	are due on December 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.
The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of IVAX, except to the limited extent described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” below.
The notes are our senior unsecured obligations and rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, senior to our existing and future subordinated indebtedness, and junior to our existing and future secured indebtedness to the extent of the security therefor. As of September 30, 2004, we had approximately $14.5 million of secured indebtedness. The notes are not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of September 30, 2004, our subsidiaries had approximately $286.5 million of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with GAAP) effectively ranking senior to the notes.
No sinking fund is provided for the notes, and the notes are not subject to defeasance. The notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.
Holders may present definitive notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of U.S. Bank Trust National Association, an affiliate of the trustee. For information regarding registration of transfer and exchange of global notes, see “—Book-Entry Delivery and Settlement.” No service charge is required for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange.
Interest
The notes bear interest at a rate of 1.875% per annum from December 22, 2004. We also will pay contingent interest on the notes in the circumstances described under “—Contingent Interest.” We will pay interest semi-annually on June 15 and December 15 of each year beginning on June 15, 2005, to the holders of record at the close of business on the preceding June 1 and December 1, respectively. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued interest on any notes that are converted into cash and, if applicable, shares of our common stock. See “—Conversion Rights.” If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders the notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or (2) any overdue interest exists at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date (but, with respect to preceding clause (2), the holder will be required to pay interest that is not overdue).

Description of the notes

•	We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.
Except as provided below, we will pay interest on:

•	the global note to DTC in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.
At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth above. We will make payments of interest at maturity on the global note to DTC, in immediately available funds. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Contingent interest
Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning on December 15, 2010 if the average market price of a note (as described under “—Conversion Rights—General”) for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the note.
The amount of contingent interest payable per note for any relevant six-month period will equal 0.29% per annum of the average market price of such note for the five trading day period referred to above.
We will pay contingent interest, if any, in the same manner as we will pay interest described above under “—Interest” and a holder’s obligations in respect of the payment of contingent interest in connection with the conversion of any notes will also be the same as described above under “—Interest.”
Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.
Under the indenture governing the notes, we and each holder of the notes agreed, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury Regulations governing contingent payment debt instruments.
Conversion rights
General
Holders may convert any outstanding notes into an amount of cash described below and, if applicable, shares of our common stock, subject to the conditions described below, at an initial conversion rate of 48.1301 shares per $1,000 principal amount (which represents an initial conversion price of approximately $20.78 per share). The conversion rate is subject to adjustment as described below. The amount of cash paid upon conversion of the notes will not exceed the aggregate principal amount of the notes issued. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the “10-day weighted average price” per share of our common stock described under “—Conversion Rights—Payment Upon

Description of the notes

Conversion.” Holders may convert notes only in denominations of $1,000 principal amount and multiples thereof.
Holders may surrender notes for conversion into cash and, if applicable, shares of our common stock prior to the stated maturity in the following circumstances:

•	during any fiscal quarter (beginning with the quarter ending on March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•	during any five consecutive trading day period immediately following any five consecutive trading day period (the “Note Measurement Period”) in which the average market price for the notes during that Note Measurement Period was less than 95% of the average conversion value for the notes during such period;

•	if we have called the notes for redemption; or

•	upon the occurrence of specified corporate transactions.
The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal United States national securities exchange on which our common stock is traded or, if our common stock is not traded on a United States national securities exchange, as reported by the Nasdaq National Market system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, our board of directors will make a good faith determination of the sale price, which shall be conclusive. If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its notes into cash and, if applicable, shares of our common stock only if it withdraws its applicable repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the repurchase date.
The “market price” of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $1,000,000 principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three securities dealers unaffiliated with us that we select, provided that, if at least three such bids cannot be reasonably obtained by the bid solicitation agent, but two bids are obtained, then the average of the two bids will be used, and if only one such bid can be reasonably obtained by the bid solicitation agent, this one bid will be used. If:

•	the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain at least one bid from a securities dealer, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the market price of the notes will equal (1) the then-applicable conversion rate of the notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date. The bid solicitation agent shall not be required to determine the market price of the notes unless requested in writing by us.
The bid solicitation agent will initially be U.S. Bank National Association. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers, which may include the initial purchaser, that are believed by us to be willing to bid for the notes.

Description of the notes

Payment upon conversion
Holders who tender their notes for conversion will receive cash and, if applicable, shares of our common stock. The aggregate value (the “conversion value”) of the cash and, if applicable, shares of common stock per $1,000 principal amount of notes converted will be equal to the product of:

•	the conversion rate in effect at the time the notes are tendered for conversion; and

•	the average of the daily volume-weighted average price per share of our common stock for each of the 10 consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “10-day weighted average price”).
Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time from, and including, the date the notes are tendered for conversion to, and including, the date that we deliver the consideration payable upon conversion.
The “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the American Stock Exchange or, if our common stock is not listed on the American Stock Exchange, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, in all cases, from 9:30 a.m. to 4:30 p.m., New York City time, on that trading day, as displayed by Bloomberg or such other comparable service that has replaced Bloomberg. If such volume-weighted average price is not available, then our board of directors will in good faith determine the amount to be used as the volume-weighted average price.
Except as described below under “—Conversion Rate Adjustments,” we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

•	a cash amount (the “principal return”) equal to the lesser of:

•	the aggregate conversion value of the notes to be converted; and

•	the aggregate principal amount of the notes to be converted;

•	if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth below, equal to the aggregate conversion value less the principal return (the “net share amount”); and

•	a cash amount, based on the 10-day weighted average price per share of our common stock, in lieu of any fractional shares of common stock.
The number of net shares we will deliver upon conversion is equal to the net share amount divided by the 10-day weighted average price per share of our common stock.
We will determine the conversion value, principal return, net share amount and number of net shares at the end of the 10 consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal return for all notes holders have tendered for conversion. See “Risk Factors—Risks Related to the Notes—We may not be in a position to repurchase the notes for cash pursuant to their terms or to pay the amounts due upon conversion of the notes when required.” Our failure to pay the principal return on the notes when converted would result in an event of default with respect to the notes.
Conditions for conversion
The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, and we will publicly announce, that the notes have become convertible, stating:

•	the event causing the notes to become convertible;

•	the period during which the notes will be convertible as a result of that event; and

Description of the notes

•	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.
We will make this public announcement as soon as practicable.
Holders may surrender their notes for conversion prior to maturity or earlier redemption or repurchase only in the following circumstances:
Conversion upon satisfaction of common stock market price conditions
A holder may surrender any of its notes for conversion during any fiscal quarter (beginning with the quarter ending on March 31, 2005) if the closing sale price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.
Conversion upon satisfaction of note market price conditions
A holder may surrender any of its notes for conversion during any five consecutive trading day period immediately following any Note Measurement Period in which the average market price for the notes during that Note Measurement Period was less than 95% of the average conversion value for the notes during such period.
Conversion upon notice of redemption
A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
Conversion upon the occurrence of certain corporate transactions
If:

•	we are party to a consolidation, merger or binding share exchange pursuant to which over 50% of our outstanding shares of common stock would be converted into cash, securities or other property; or

•	a “fundamental change,” as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” occurs, then a holder may surrender notes for conversion at any time during the period that begins on, and includes, the 15th business day before the date we originally announce as the anticipated effective date of the fundamental change, transaction or event and ends on, and includes, the 15th business day after the actual effective date of the fundamental change, transaction or event.
In addition, if we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in the second or fourth bullet point in “—Conversion Rate Adjustments” below, we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. If we take any action, or become aware of an event, that would require an adjustment to the conversion rate in the fifth or sixth bullet point in “—Conversion Rate Adjustments,” we will mail a similar written notice to holders as soon as practicable.
Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the earlier of:

•	the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction; and

•	the date we announce that the transaction will not take place.

Description of the notes

Conversion procedures
To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, the holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the complete conversion notice and the note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest, including contingent interest, on the note to be converted to which the holder is not entitled, as described in the second preceding paragraph and above in “—Contingent Interest;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.
The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares of our common stock will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the conversion is effective.
Once given, a notice of conversion may not be rescinded. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements.
We will deliver, through the conversion agent, the cash and, if applicable, shares of our common stock issuable upon conversion as soon as practicable, but in no event more than five business days after the last trading day in the 10 consecutive trading days used to calculate the 10-day weighted average price per share of our common stock described above.
For a discussion of certain tax consequences to a holder receiving cash and, if applicable, shares of common stock upon surrendering notes for conversion, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Sale, Exchange, Conversion, Repurchase or Redemption of the Notes” and “Material U.S. Federal Income Tax Consequences—Tax Consequence to Non-U.S. Holders—Sale, Exchange, or Redemption of Notes or Common Stock.”
If a holder exercises its right to require us to repurchase its notes as described under “—Repurchase of Notes at the Option of Holders,” such holder may convert its notes as provided above only if it withdraws its applicable repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the applicable repurchase date.
Conversion rate adjustments
We will adjust the conversion rate if any of the following events occur:

(1) we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the trading day immediately preceding the time of announcement of such issuance (other than pursuant to a shareholder rights plan);

(3) we subdivide or combine our common stock;

Description of the notes

(4) we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or non-cash assets, including securities, but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above; and

•	any dividends or distributions paid exclusively in cash;

(5) we make distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

(6) we or one of our subsidiaries make a distribution of cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal United States national securities exchange, the Nasdaq National Market system, or other market on which the securities are then listed or quoted.
If an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the 10-day average closing sale price per share of our common stock on the record date, and (2) the denominator of which shall be the same price per share on the record date less the amount of the distribution.
To the extent that we have a shareholder rights plan in effect upon conversion of the notes into common stock, the holder will receive, in addition to the common stock, the rights under the shareholder rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion rate will be made, except in limited circumstances. The conversion rate will not be adjusted as a result of any distribution of separate certificates representing any rights under our existing or any future shareholder rights plan or the exercise of rights in accordance with such plan.
We will not make any adjustment to the conversion rate if holders of notes may participate in the transactions described above without conversion, or in certain other cases.
To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board of directors will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.
We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.
Payment at maturity
Each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Description of the notes

Optional redemption by us
Prior to December 15, 2010, the notes will not be redeemable at our option. Beginning on December 15, 2010, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date.
We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption are convertible by the holder until the close of business on the business day prior to the redemption date.
If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.
If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that has accrued and that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for the payment of interest on notes of any holder, and such holder chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.
We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note that we so purchase may be surrendered to the trustee for cancellation. Any notes we repurchase may not be reissued or resold. Any notes surrendered to the trustee would promptly be canceled.
In lieu of a redemption of the notes, we may arrange for the purchase of some or all of the notes called for redemption by one or more persons who shall pay to the paying agent to hold for the holders of those notes an amount that, together with any amounts deposited by us with the paying agent for the redemption of the notes, is not less than the redemption price.
Repurchase of notes at the option of holders
On each of December 15, 2010, December 15, 2014 and December 15, 2019, a holder may require us to repurchase any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those notes plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date. We will pay the repurchase price for any notes submitted for repurchase by us in cash.
We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below. The repurchase notice given by each holder electing to require us to

Description of the notes

repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated, the certificate numbers of the holders’ notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
If notes are not in certificated form, a holder’s repurchase notice must comply with appropriate DTC procedures.
A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date.
The notice of withdrawal shall state:

•	the holder’s name and an election to withdraw;

•	the principal amount of notes being withdrawn, which must be in an integral multiple of $1,000;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.
If notes are not in certificated form, a holder’s withdrawal of a repurchase notice must comply with appropriate DTC procedures.
In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.
Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with necessary endorsements.
If the paying agent holds money sufficient to pay the purchase price of the notes for which a repurchase notice has been delivered on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes, together with any necessary endorsement, and the repurchased notes will be canceled.
Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure holders that we would have the financial resources, or will be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors—Risks Related to the Notes—We may not be in a position to repurchase the notes for cash pursuant to their terms or to pay the amounts due upon conversion of the notes when required.” Our failure to purchase the notes when required would result in an event of default with respect to the notes. Such an event of default may, in turn, cause a default under our other indebtedness.

Description of the notes

Holders may require us to repurchase their notes upon a fundamental change
If a “fundamental change” (as defined in the indenture and described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 30 trading days, and no earlier than 20 trading days, after the date we mail a notice of the fundamental change, as described below. The fundamental change repurchase date also cannot be before the date when the fundamental change occurs.
Within 20 business days after the occurrence of a fundamental change, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

•	the events causing a fundamental change;

•	the date of such fundamental change;

•	the last date on which a holder may exercise the fundamental change repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate, and any adjustments to the conversion rate that will result from the repurchase event;

•	that notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.
To exercise this right, the holder must transmit to the paying agent a written notice, and such fundamental change repurchase notice must be received by the paying agent no later than the close of business on the third business day immediately preceding the fundamental change repurchase date. The fundamental change repurchase notice must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral a multiple of $1,000; and

•	that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.
A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the holder’s name and an election to withdraw;

•	the principal amount of notes being withdrawn, which must be in an integral a multiple of $1,000;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice.

Description of the notes

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.
To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note as soon as practicable but in no event more than five business days after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.
If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note, together with any necessary endorsements.
A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”
A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation; and

•	the persons that “beneficially owned,” directly or indirectly, the shares of our common stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of common stock of the surviving or continuing corporation in substantially the same proportion to each other as such ownership immediately prior to the transaction; or

•	the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

Description of the notes

However, a merger or consolidation will not be deemed to constitute a “change in control” if:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the merger or consolidation is at least equal to 105% of the conversion price in effect on such trading day; or

•	at least 95% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such merger or consolidation consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such merger or consolidation) and as a result of such merger or consolidation, the notes become convertible solely into such common stock and associated rights.
as a result of such merger or consolidation, the notes become convertible solely into such common stock and associated rights.
A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. See “Risk Factors—Risks Related to the Notes—We may not be in a position to repurchase the notes for cash pursuant to their terms or to pay the amounts due upon conversion of the notes when required.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.
We may in the future enter into transactions, including mergers or recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. See “Risk Factors—Increased indebtedness may impact our financial condition and results of operations.”
In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.
We will not repurchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change repurchase price with respect to the notes.
In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.
Events of default
Each of the following constitutes an event of default with respect to the notes:

•	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

•	default in the payment of any interest (including contingent interest or additional interest, if any) when due under the notes, which default continues for 30 days after the date when due;

Description of the notes

•	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	acceleration of any of our or our subsidiaries’ indebtedness for money borrowed in the aggregate principal amount then outstanding of $35,000,000 or more so that such indebtedness becomes due and payable prior to the date on which it would otherwise have become due and payable, and such acceleration is not rescinded within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any or our “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X).
If an event of default (other than in the case of certain events of bankruptcy or insolvency, as described below) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the outstanding principal amount of the notes plus any interest (including contingent interest) on the notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate outstanding principal amount of the notes may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the outstanding principal amount of the notes together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.
Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
Mergers and sales of assets
The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either (a) in the case of a merger or consolidation, we are the surviving person or (b) the successor or transferee is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all of our obligations under the notes and the indenture, and (2) immediately after such transaction, no default or event of default shall exist.
This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of “the properties and assets of the Company substantially as an entirety.” There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.
Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase notes as described in “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Description of the notes

Modification and waiver
We and the trustee may modify or amend the indenture or notes with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (including contingent interest and additional interest, if any) on or with respect to the notes;

•	reduce the principal amount of, repurchase price or redemption price of or interest (including contingent interest and additional interest, if any) on any note;

•	adversely affect the right of holders (1) to convert or (2) to require us to repurchase any of the notes;

•	alter the manner of calculation or rate of accrual of interest (including contingent interest or additional interest, if any), redemption price or repurchase price on any note or extend the time or payment of any such amount;

•	impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any note, including any payment on or after the stated maturity of the notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

•	modify the optional redemption provisions in a manner that adversely affects the holders;

•	change the place of payment or the coin or currency in which the principal of or interest (including contingent interest and additional interest, if any) with respect to the notes is payable;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

•	modify any of the above provisions.
We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of all or any of the notes or to surrender any right or power conferred upon us by the indenture;

•	provide for a successor trustee with respect to the notes;

•	cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the notes in any material respect;

•	add any additional events of default with respect to all or any of the notes;

•	secure the notes;

•	increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the notes;

•	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change

Description of the notes

or modification does not adversely affect the interests of the holder of the notes in any material respect; or

•	add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.
The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture and waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any installment of interest (including contingent interest) on or with respect to the notes or the payment of the redemption price or repurchase price or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each note affected thereby.
Calculations in respect of the notes
We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of the notes and our common stock, conversion value and amounts of contingent interest payments, if any, on the notes, and the projected payment schedule. See “Material U.S. Federal Income Tax Consequences.” We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.
The trustee, paying agent, transfer agent and bid solicitation agent
U.S. Bank National Association is the trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.
Registration rights
We and the initial purchaser entered into a registration rights agreement dated December 22, 2004. Pursuant to the registration rights agreement, we agreed to file with the SEC a shelf registration statement of which this prospectus is a part, covering the resale of the notes and the common stock issuable upon conversion of the notes (the “Registrable Securities”). We agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC within 180 days of the date on which we issued the notes. In addition, we will use our reasonable best efforts to cause the shelf registration statement to be effective until the earliest of (i) the date when all of the Registrable Securities covered by the shelf registration have been sold pursuant to the shelf registration; (ii) the date on which all Registrable Securities held by non-affiliates are eligible to be sold in the absence of any registration; (iii) the date on which there cease to be outstanding any Registrable Securities; (iv) or two years from the date of original issuance of the notes. Notwithstanding the foregoing, we will be permitted to prohibit offers and sales of Registrable Securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions.
If the shelf registration statement (i) has not been declared effective by the SEC by June 20, 2005; or (ii) is filed and declared effective but shall thereafter cease to be effective or usable in connection with resales of Registrable Securities during the periods specified in the registration rights agreement (each such event a “registration default”), we will pay additional interest to each holder of registrable securities. The amount of additional interest payable during the first 90 consecutive day period during which a registration default shall have occurred and be continuing is an amount equal to an increase in the annual interest on the notes of 0.25% and thereafter at a rate per annum equal to 0.50%.

Description of the notes

We will not pay any additional interest on any note after it has been converted into cash and, if applicable, shares of our common stock. If a note ceases to be outstanding during a registration default, we will prorate the additional interest to be paid with respect to that note.
The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchaser upon request.
Form, denomination and registration of notes
The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of a global security. See “—Book-Entry Delivery and Settlement” for more information.
No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Book-entry delivery and settlement
We issued the notes in the form of one global note in definitive, fully registered, book-entry form. The global note was deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.
We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of IVAX, the initial purchaser or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchaser with portions of the principal amounts of the global notes.

Description of the notes

•	Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.
The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global notes.
Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.
Neither IVAX nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Payments on the notes represented by the global note will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Material U.S. federal income tax consequences
In General
The following discussion summarizes the material United States federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions all as in effect as of the date of this prospectus and, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring, holding or disposing of the notes or common stock.
This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the United States dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding the notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell the notes or common stock under the constructive sale provisions of the Code). The discussion also does not discuss any aspect of state, local or foreign law, or United States federal estate and gift tax law. In addition, this discussion is limited to initial purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for United States federal income tax purposes.
THIS DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.
Classification of the notes
As stated below, we assume that the notes will be treated for United States federal income tax purposes as indebtedness that is subject to the special Treasury Regulations governing contingent payment debt instruments (which we refer to as the “CPDI regulations”). Under the indenture governing the notes, we agreed, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes for United States federal income tax purposes as indebtedness that is subject to the CPDI regulations. Pursuant to the terms of the indenture, we and every holder agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the CPDI regulations to the notes, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the notes for United States federal income tax purposes. The IRS has issued both Revenue Ruling 2002-31 and Notice 2002-36, addressing the United States federal income tax classification and treatment of instruments similar, although not identical, to the notes, and concluded that the instruments addressed in that published guidance were subject to the CPDI regulations. In addition, the IRS also clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain.

Material U.S. federal income tax consequences

In addition, as indicated above, no rulings have been sought or are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character and treatment of income, gain or loss recognized in respect of the notes from that which is described below. Accordingly, all prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock as to their particular situations.
The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the CPDI regulations as described below.
Tax consequences to U.S. holders
The following discussion is limited to the United States federal income tax consequences relevant to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a note or common stock that for United States federal income tax purposes is (i) an individual citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation or any other entity treated as a corporation for United States federal income tax purposes or a partnership or other entity treated as a partnership for United States federal income tax purposes, created or organized in the United States or under the law of the United States or any state thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for United States tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the United States tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.
Accrual of interest on the notes (interest income)
Pursuant to the CPDI regulations, you will be required to accrue interest income on the notes at the “comparable yield,” as described below, regardless of your usual method of tax accounting. Accordingly, you will be required to include interest in taxable income each year in excess of the accruals on the notes for non-tax purposes and in excess of any interest payments actually received in that year. Additionally, as discussed below, the CPDI regulations generally result in ordinary income rather than capital gain treatment of any gain, and to some extent loss, on the sale, exchange, conversion, or redemption of the notes.
The CPDI regulations provide that you must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period before and including the maturity date of the notes equal to:

•	the product of (x) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (y) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

Material U.S. federal income tax consequences

•	multiplied by the number of days during the accrual period that you held the notes.
A note’s issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any original issue discount previously accrued (determined without regard to any adjustments to original issue discount accruals described below) with respect to the notes, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the notes.
The “comparable yield” on the notes is the annual yield we would pay, as of the initial issue date, on a fixed-rate, non-convertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined the comparable yield for the notes is 5.75%, compounded semi-annually, which is higher than the stated rate of interest on the notes. The precise manner of calculating the comparable yield is not absolutely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule (as defined below) could differ materially from the projected payment schedule provided by us.
The CPDI regulations require that we provide to you, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as the projected payment schedule, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes an estimate for payments of contingent interest and a payment at maturity taking into account the conversion feature. The comparable yield will be set forth in the indenture governing the notes. Holders that wish to obtain the projected payment schedule may do so by contacting IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137 Attention: Treasurer.
For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your interest accruals, and the adjustments thereto described below, in respect of the notes, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or schedule of projected payments, you must also establish that our comparable yield or schedule of projected payments is unreasonable.
The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of your original issue discount and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.
Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.
Adjustments to interest accruals on the notes
If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” under the CPDI regulations equal to the amount of that excess. A “net positive adjustment” will be treated as additional original issue discount for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including any common stock or cash received on conversion of the notes) received in that year.
If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the CPDI regulations equal to the amount of that deficit. This adjustment will be treated as follows:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued on the notes for that taxable year;

•	second, any negative adjustments that exceed the amount of original issue discount accrued in that taxable year will be treated as ordinary loss to the extent of your prior original issue discount

Material U.S. federal income tax consequences

inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.
Additional amounts
We may be required to pay additional amounts to holders of the notes in certain circumstances, as described under “Description of the Notes—Registration Rights.” We intend to take the position that the likelihood of paying such additional amounts is remote (and, accordingly, such amounts are not reflected in the projected payment schedule discussed above) and that such additional amounts, if paid, would result in a positive adjustment under the CPDI regulations. Our position that the possibility of a payment of such additional amounts is a remote contingency is binding on you unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the notes. The IRS may take a different position, however, which could affect the timing of both your income from the notes and our deduction with respect to the payment of such additional amounts.
Dividends
If you convert your note into our common stock, then distributions, if any, paid on our common stock to the extent made from our current and/or accumulated earnings and profits, as determined under United States federal income tax principles, will be included in your income as ordinary income as they are paid (subject to a possible dividends received deduction in the case of corporate holders and a tax rate of 15% for individuals through 2008). Distributions in excess of our current and accumulated earnings and profits will be treated as a return on capital to the extent of your adjusted tax basis in the common stock, and thereafter as capital gain from the sale or exchange of such common stock.
Sale, exchange, conversion, repurchase or redemption of the notes
Upon the sale, exchange, conversion, repurchase or redemption of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note.
Pursuant to the terms of the notes, you agree that under the CPDI regulations, the fair market value of our common stock and the amount of cash that you receive on the conversion of a note will be treated as a contingent payment. Any gain realized on the conversion of a note generally will be treated as interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the notes. Any loss in excess of that amount will be treated as a capital loss, which will be long-term if the notes were held for more than one year. The deductibility of capital losses is subject to limitations.
Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally equal to your original purchase price for the note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above) you previously accrued on the note, and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made on the note.
Your tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of that common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.
Constructive dividends on the notes
The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations promulgated thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. If such adjustments are made, you may

Material U.S. federal income tax consequences

recognize income in the event of a constructive distribution even though you may not receive any cash or property. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.
Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be deemed to result in a constructive dividend.
Sale, exchange or redemption of common stock
If you convert your notes into our common stock, then upon the sale, exchange, or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if you have held or are deemed to have held the common stock for more than 12 months. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under “—Sale, Exchange, Conversion, Repurchase or Redemption of the Notes.” The deductibility of capital losses is subject to certain limitations.
Information reporting and backup withholding
You may be subject to “backup withholding” (currently at a rate of 28%) with respect to certain “reportable payments,” including interest payments (including original issue discount), dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if you, among other things, (i) fail to furnish us or our paying agent a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) fail to report properly interest or dividends, (iii) under certain circumstances, fail to provide us or our paying agent a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that you are not subject to backup withholding or (iv) if the IRS provides us or our paying agent notification that you have furnished us with an incorrect TIN. Any amount withheld from a payment to you under the backup withholding rules is creditable against your federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided such holder properly establishes its exemption from backup withholding.
We will report to you and to the IRS the amount of our “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.
Tax consequences to non-U.S. holders
The following discussion is limited to the United States federal income tax consequences relevant to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means any beneficial owner of a note or common stock other than a U.S. Holder.
Interest
You will not be subject to the 30% United States federal withholding tax with respect to (i) any payment to you of contingent interest, (ii) any payment to you on the notes of stated interest and (iii) the amount of any cash and the fair market value of shares of common stock delivered to you by us upon the conversion, redemption or retirement of a note, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

Material U.S. federal income tax consequences

•	to the extent that the payments reflect “contingent interest” described in Section 871(h)(4)(A)(i) of the Code, our notes are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of the applicable Treasury Regulations.
Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for Non-U.S. Holders. If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business.
If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.
Sales, exchange or redemption of notes or common stock
Except as described below and subject to the discussion concerning backup withholding, any gain realized by you on the sale, exchange, redemption or other taxable disposition of a note will generally be treated as interest income under the rules described above under “—Tax Consequences to U.S. Holders” and would generally be taxable as described above under “—Interest,” and any gain realized by you on the sale, exchange, redemption or other taxable disposition of our common stock generally will not be subject to United States federal income tax, unless (i) such gain is effectively connected with your conduct of a United States trade or business, (ii) subject to certain exceptions, you are an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) you are subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States), or (iv) we are or have been a United States real property holding corporation within the meaning of Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.
Dividends
In general, dividends, if any, paid to you or deemed paid to you (see “—Tax Consequences to U.S. Holders— Constructive Dividends on the Notes”) will be subject to withholding of United States federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with a United States trade or business are generally subject to United States federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if you file the appropriate form with the payor, as discussed above. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation

Material U.S. federal income tax consequences

may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. If you wish to claim the benefit of an applicable treaty rate you will be required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income treaty, you may obtain a refund of amounts withheld at a higher rate by timely filing an appropriate claim for a refund with the IRS.
Information reporting and backup withholding
Generally, we must report annually to the IRS and to you any interest (including original issue discount) or dividend that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. Under certain circumstances, we will have to report to the IRS payments of principal.
Generally, information reporting and backup withholding of United States federal income tax (currently at a rate of 28%) may apply to payments made by us or any agent of ours to you if you fail to make the appropriate certification that you are a Non-United States person or if we or our paying agent has actual knowledge that you are a United States person.
The payment of the proceeds from the disposition of the notes or common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your Non-U.S. Holder status under penalty of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-United States office of a non-United States broker that is not a United States related person will generally not be subject to backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in United States Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder’s foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.
Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your United States federal income tax liability, provided that the requisite procedures are followed.

Legal matters
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida, will pass on the validity of the notes and the validity of the common stock being issued upon conversion of the notes.
Experts
The consolidated financial statements of IVAX Corporation at December 31, 2003 and 2002, and for the years then ended appearing in IVAX Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included herein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Incorporation of certain documents by reference
We are “incorporating by reference” into this prospectus information we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC from the date of this prospectus and prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our annual report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004, which does not reflect the five-for-four stock split we declared on July 15, 2004;

•	Our quarterly report on Form 10-Q for the period ended March 31, 2004 filed on May 7, 2004, which does not reflect the five-for-four stock split we declared on July 15, 2004;

•	Our quarterly report on Form 10-Q for the period ended June 30, 2004 filed on August 9, 2004, which does not reflect the five-for-four stock split we declared on July 15, 2004;

•	Our quarterly report on Form 10-Q for the period ended September 30, 2004 filed on November 9, 2004;

•	Our current report on Form 8-K dated June 25, 2004 filed on June 25, 2004;

•	Our current report on Form 8-K dated October 7, 2004 filed on October 12, 2004;

•	Our current report on Form 8-K dated October 22, 2004 filed on November 5, 2004, which announced the five-for-four stock split and includes our Form 10-K for the year ended December 31, 2003 and the Forms 10-Q for each of the periods ended March 31, 2004 and June 30, 2004 revised to reflect split-adjusted numbers;

•	Our current report on Form 8-K dated December 22, 2004 filed on December 22, 2004;

•	Our current report on Form 8-K dated February 7, 2005 filed on February 8, 2005;

•	The portions of our proxy statement on Schedule 14A filed on April 29, 2004 that are deemed “filed” with the SEC under the Securities Exchange Act of 1934;

•	The description of our common stock contained in our registration statement on Form 8-B filed on July 28, 1993 and any amendment or report filed for the purpose of updating such description; and

•	The description of our common stock purchase rights contained in our current report on Form 8-K filed on December 31, 1997.

Incorporation of certain documents by reference

You may request a copy of these filings free of charge by writing or telephoning us at the following address:
IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
Attention: Corporate Secretary
(305) 575-6000
Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.
Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.
Where you can find more information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
In addition, you can inspect the reports, proxy statements and other information we file at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register with the SEC the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

Part II        Information not required in prospectus
Item 14.     Other expenses of issuance and distribution
The following table sets forth the expenses (other than underwriting discounts and commissions) to be borne by IVAX Corporation (the “Registrant”) in connection with the offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$39,194.10
Legal Fees and Expenses	$30,000.00
Accounting Fees and Expenses	$35,000.00
Miscellaneous Expenses	$10,000.00

TOTAL FEES AND EXPENSES	$114,194.10

Item 15.     Indemnification of directors and officers
Section 607.0831 of the Florida Business Corporation Act (the “FBCA”) provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.
Section 607.0850 of the FBCA provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a

Part II    Information not required in prospectus
determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.
Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.
The Registrant’s bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.
The Registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual’s involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determined the officer’s or director’s right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.
The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.
Item 16.     Exhibits
The following exhibits either are filed herewith or will be filed by amendment, as indicated below:

Exhibits	Description

4.1	Rights Agreement, dated December 29, 1997, between IVAX Corporation and ChaseMellon Shareholder Services, L.L.C., with respect to the IVAX Corporation Shareholder Rights Plan(1)
4.2	Indenture, dated as of December 22, 2004, between IVAX Corporation and U.S. Bank Trust National Association, as Trustee, with respect to the $333,000,000 1.875% Convertible Senior Notes due 2024*
4.3	Form of 1.875% Convertible Senior Notes due 2024*
4.4	Registration Rights Agreement, dated December 22, 2004, between IVAX Corporation and UBS Securities LLC, as the Initial Purchaser, with respect to the $333,000,000 1.875% Convertible Senior Notes due 2024*
5	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.*
12	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5)*
23.2	Consent of Ernst & Young LLP*
24	Power of Attorney (included with signature pages to this Registration Statement)*
25	Form T-1: Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture*

*	Filed herewith.
(1)	Incorporated by reference to our Form 8-K dated December 19, 1997.

Part II    Information not required in prospectus
Item 17.     Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on the 11th day of February, 2005.

IVAX Corporation

By:	/s/ Phillip Frost, M.D.

Phillip Frost, M.D.,
Chairman of the Board and
Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neil Flanzraich and Thomas E. Beier, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, including any additional registration statement relating to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 11, 2005

/s/ Neil Flanzraich Neil Flanzraich	Vice-Chairman and President	February 11, 2005

/s/ Thomas E. Beier Thomas E. Beier	Chief Financial Officer (Principal Financial Officer)	February 11, 2005

/s/ Thomas E. McClary Thomas E. McClary	Chief Accounting Officer (Principal Accounting Officer)	February 11, 2005

/s/ Mark Andrews Mark Andrews	Director	February 11, 2005

/s/ Ernst Biekert, Ph.D. Ernst Biekert, Ph.D.	Director	February 11, 2005

Signatures

Signature	Title	Date

/s/ Betty G. Amos Betty G. Amos	Director	February 11, 2005

/s/ Paul L. Cejas Paul L. Cejas	Director	February 11, 2005

/s/ Jack Fishman, Ph.D. Jack Fishman, Ph.D.	Director	February 11, 2005

/s/ Bruce W. Greer Bruce W. Greer	Director	February 11, 2005

/s/ Jane Hsiao, Ph.D. Jane Hsiao, Ph.D.	Director and Vice-Chairman Technical and Regulatory Affairs	February 11, 2005

/s/ David A. Lieberman David A. Lieberman	Director	February 11, 2005

/s/ Richard C. Pfenninger, Jr. Richard C. Pfenninger, Jr.	Director	February 11, 2005

/s/ Bertram Pitt, M.D. Bertram Pitt, M.D.	Director	February 11, 2005

Index to exhibits

Exhibits	Description

4.2	Indenture, dated as of December 22, 2004, between IVAX Corporation and U.S. Bank Trust National Association, as Trustee, with respect to the $333,000,000 1.875% Convertible Senior Notes due 2024
4.3	Form of 1.875% Convertible Senior Notes due 2024
4.4	Registration Rights Agreement, dated December 22, 2004, between IVAX Corporation and UBS Securities LLC, as the Initial Purchaser, with respect to the $333,000,000 1.875% Convertible Senior Notes due 2024
5	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
12	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (included with signature pages to this Registration Statement)
25	Form T-1: Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture